General Money Market Fund, INC.
Dreyfus Money Market Fund

SHAREHOLDER SERVICES PLAN

Introduction:  It has been proposed that the above-captioned investment company (the "Company") adopt on behalf of Dreyfus Money Market Fund (the "Fund"), a series of the Company, a Shareholder Services Plan under which the Fund would reimburse the Fund's distributor (the "Distributor") for certain allocated expenses of providing personal services to shareholders and/or maintaining shareholder accounts for shareholders of each class of Fund shares set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Class").  The Plan is not to be adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), and the fee under the Plan is intended to be a "service fee" as defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Rules").

The Company's Board, in considering whether the Company should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets attributable to each Class for such purposes.

In voting to approve the implementation of such a plan, the Company's Board has concluded, in the exercise of its reasonable business judgment and in light of its fiduciary duty, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and shareholders of each Class.

The Plan:  The material aspects of this Plan are as follows:

1.         As to each Class, the Fund shall reimburse the Distributor an amount not to exceed the annual rate set forth next to the Class on Exhibit A for its allocated expenses of providing personal services to shareholders and/or maintaining shareholder accounts; provided that, at no time, shall the amount paid to Distributor under this Plan, together with amounts otherwise paid by the Class as a service fee under the FINRA Rules, exceed the maximum amount then payable under the FINRA Rules as a service fee.  The amount of such reimbursement shall be based on an expense allocation methodology prepared by Distributor annually and approved by the Company's Board or on any other basis from time to time deemed reasonable by the Company's Board.

2.         For the purpose of determining the fees payable under this Plan, the value of the Fund's net assets attributable to each Class shall be computed in the manner specified in the Fund's then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets attributable to such Class.

3.         The Company's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan.  The report shall state the purpose for which the amounts were expended.

4.         As to each Class, this Plan will become effective at such time as is specified by the Company's Board, provided that the Plan is approved by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Company and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

5.         As to each Class, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

6.         As to each Class, this Plan may be amended at any time by the Company's Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

7.         As to each Class, this Plan is terminable without penalty at any time by vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Company and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

Dated:  July 21, 1994

Amended as of:  February 1, 2021

EXHIBIT A

Fee as a Percentage of
Name of Class	Average Daily Net Assets
Premier shares	Up to .25%